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                             Manufacturing Contract

This Manufacturing Agreement ("Agreement") is entered into this 16th day of June 2000 by and between Web 2 U Ltd. having its place of business at Elder . . . ("Customer") and Flex International UK Ltd., having its place of business at 4 Livingstone Boulevard, Hamilton International Technology Park, Blantyre, Glasgow, Scotland, G72 OBP ("Flextronics").

Customer has created a market for Customer's Products and is solely responsible for the sales and marketing of the Products. Flextronics has developed processes and practices for manufacturing products for many different electronic applications and at Customer's request desires to manufacture Customer's Products in accordance with Customer's specifications. Customer acknowledges that Flextronics' expertise is manufacturing and that Flextronics' responsibility related to the Customer's Products is limited to this extent. The parties agree as follows:

1.0 WORK, LICENSE

Flextronics agrees to use reasonable commercial efforts to perform the work (hereinafter "Work") pursuant to purchase orders or changes thereto issued by Customer and accepted by Flextronics. Work shall mean to procure components, materials and other supplies and to manufacture, test, and assemble products (hereinafter "Products") pursuant to detailed written specifications for each such Product which are provided by Customer and accepted by Flextronics and to deliver such Products to a Customer designated location. For each Product or revision thereof, written specifications shall include but are not limited to bill of materials, schematics, assembly drawings, test specifications, current revision number, and approved vendor list (hereinafter "Specifications") as attached hereto,














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Flextronics is granted by Customer a non-exclusive license during the term of this Agreement to use all of Customer's patents, trade secrets and other intellectual property required to perform Flextronics' obligations under this Agreement.

2.0 FORECASTS, ORDERS, MATERIAL PROCUREMENT

2.1 Forecast. Customer shall provide Flextronics, on a monthly basis, a rolling six (6) month Product forecast.

2.2 Purchase Orders. Customer will issue written purchase orders once per calendar month which specify all Work to be completed within a minimum four (4) month period commencing on the date of the purchase order, Each purchase order shall reference this Agreement, and the applicable written Specifications as described in Section 1.0. Purchase orders shall not be binding on Flextronics until accepted by Flextronics at its discretion. Flextronics shall notify Customer of rejection of any purchase order within five (5) working days of receipt of such order.

Customer may use its standard purchase order form to release items, quantities, prices, schedules, change notices, specifications, or other notice provided for hereunder. The parties agree that the terms and conditions contained in this Agreement shall prevail over any terms and conditions of any purchase order, acknowledgment form or other instrument.

2.3 Material Procurement. Customer's accepted purchase orders will constitute authorization for Flextronics to procure, using standard purchasing practices, the components, materials and supplies necessary for the manufacture of Products ("Inventory") covered by such purchase orders.





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In addition, Customer authorizes Flextronics to purchase, in amounts beyond the amount necessary to fill accepted purchase orders, the components, materials, and supplies: i) with lead times greater than ninety (90) days at the time the order is placed ("Long Lead Time Components") plus 30 days to account for the order, shipment, receipt and manufacturing time and, ii) purchased in quantities above the required amount in order to achieve: price targets ("Economic Order Inventory"), and iii) purchased in excess of requirements because of minimum lot sizes available from manufacturers ("Minimum Order Inventory"). Together these are called "Special Inventory".

Flextronics may purchase Long Lead Time Components sufficient to meet all deliveries under the purchase orders and forecast in effect at the time the order with the supplier is placed, and may reasonably purchase Minimum Order Inventory even if greater than the amount necessary to meet purchase orders and forecast. Economic Order Inventory shall be purchased by Flextronics only with the prior approval of Customer. Flextronics may, from time to time, hold Long Lead Time Components and finished goods in inventory to increase customer flexibility. The components and quantities of all such inventory will be documented in a separate letter and signed by both Flextronics and Customer.

Customer will be responsible for all Inventory and Special Inventory purchased by Flextronics under this Section 2.1 under the conditions provided elsewhere in this Agreement.

3.0 SHIPMENTS, SCHEDULE CHANGE, CANCELLATION

3.1 Shipments. All Products delivered pursuant to the terms of this Agreement shall be suitably packed for shipment in accordance with Customer's Specifications, marked for shipment to






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Customer's destination specified in the applicable purchase order and delivered to a carrier or forwarding agent. Shipment will be F.O.B. Flextronics' facility at which time risk of loss and title will pass to Customer. All freight, insurance and other shipping expenses, as well as any special packing expenses not included in the original price quotation for the Products, will be paid by Customer.

3.2 Quantity Increases and Shipment Schedule Chances. For any accepted purchase order. Customer may (i) increase the quantity of Products or (ii) reschedule the quantity of Products and their shipment date as Provided in the table below:

                  Maximum Allowable Variance From Purchase Order Quantities/Shipment Dates
                  ------------------------------------------------------------------------

                  # of days before          Allowable         Maximum           Maximum
                  Shipment Date             Quantity          Reschedule        Reschedule
                  on Purchase Order         Increases         Quantity          Period
                  -----------------         ---------         --------          ------
                  0-30                      10%               0                 0
                  31-60                     20%               10%               30 days
                  61-90                     30%               20%               30 days
                  91-120                    50%               30%               60 days


Any purchase order quantities increased or rescheduled pursuant to this Section may not subsequently be increased or rescheduled without the prior written approval of Flextronics. All other changes in quantity or shipment date require Flextronics' prior written consent and shall be subject to an inventory carrying charge of 1.5% per month for Inventory and Special Inventory procured to support the original schedule. Allowable quantity increase% are subject to material availability. Flextronics will use reasonable commercial efforts to meet quantity increases. If there are extra costs






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to meet a schedule increase in excess of the above limits, Flextronics will inform Customer for its approval in advance.

3.3 Cancellation. Customer may not cancel any portion of Product quantity of an accepted purchase order without Flextronics' prior written approval, not to be unreasonably withheld. If the parties agree upon a cancellation, Customer will pay Flextronics for Products, Inventory, and Special Inventory affected by the cancellation as follows: (i) 100% of the contract price for all finished Products in Flextranics' possession, (ii) 110% of the cost of all Inventory and Special Inventory in Flextronics' possession and not returnable to the vendor or usable for other customers, whether in raw form or work in process, less the salvage value thereof, (iii) 105% of the cost of all Inventory and Special Inventory on order and not cancelable, (iv) any vendor cancellation charges incurred with respect to Inventory and Special Inventory accepted for cancellation or return by the vendor, and (v) expenses incurred by Flextronics related to labor and equipment specifically put in place to support Customer's purchase orders.

Flextronics will use reasonable commercial efforts to return unused Inventory and Special Inventory and to cancel pending orders for such inventory, and to otherwise mitigate the amounts payable by Customer.

If the forecast for any period is less than the previous forecast supplied over the same period, that amount will be considered canceled and Customer will be responsible for any Special Inventory purchased or ordered by Flextronics to support the forecast.




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4.0 ENGINEERING CHANGES

Customer may request, in writing, that Flextronics incorporate engineering changes into the Product. Such request will include a description of the proposed engineering change sufficient to permit Flextronics to evaluate its feasibility and cost. Flextronics' evaluation shall be in writing and shall state the costs and time of implementation and the impact on the delivery schedule and pricing of the Product. Flextronics will not be obligated to proceed with the engineering change until the parties have agreed upon the changes to the Product's Specifications, delivery schedule and pricing and upon the implementation costs to be borne by the Customer including, without limitation, the cost of Inventory and Special Inventory on-hand and on-order that becomes obsolete.

5.0 TOOLING, NON-RECURRING EXPENSES, SOFTWARE

Flextronics shall provide non-Product specific tooling at its expense. Customer shall pay for or obtain and consign to Flextronic any Product specific tooling and other reasonably necessary non-recurring expenses, to be set forth in Flextronics' quotation. All software which Customer provides to Flextronics is and shall remain the property of Customer.

Customer grants Flextronics a license to copy, modify and use such software required to perform FIextronics' obligations under this Agreement. All software developed by Flextronics to support the process tooling or otherwise shall be and remain the property of Flextronics.

6.0      PRODUCT ACCEPTANCE AND WARRANTIES

6.1 Product Acceptance. The Products delivered by Flextronics, will be inspected and tested as required by Customer within thirty days of receipt. If Products are found to be defective in material or workmanship, Customer has the right to reject such Products during said period. Products




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not rejected during said period will be ideemed accepted. Customer may return defective Products, freight collect, after obtaining a return material authorization number from Flextronics to be displayed on the shipping container and completing a failure report, Rejected Products will be repaired or replaced at Flextronics' option and returned freight pre-paid. If the Product is source inspected by Customer prior to shipment, Customer will inspect goods within five
(5) days of request date.

6.2 Express Warranty. Flextronics warrants that the Products will conform to Customer's applicable Specifications and, will be free from defects in workmanship for a period of ninety (90) days from the date of shipment. Materials are warranted to the same extent that the original manufacturer warrants the materials. This express warranty does not apply to (a) materials consigned by Customer to Flextronics; (b) defects resulting from Customer's design of the Products; or (c) Product that has been abused, damaged, altered or misused by any person or entity after title passes to Customer. With respect to first articles, prototypes, pre-production units, test unit; or other similar Products, Flextronics makes no representations or warranties whatsoever. Notwithstanding anything else in this Agreement, Flextronics assumes no liability for or obligation related to the performance, accuracy, specifications, failure to meet specifications or defects of or due to tooling, designs or instructions produced or supplied by Customer and Customer shall be liable for costs or expenses incurred by Flextronics related thereto. Upon any failure of a Product to comply with the above warranty, Flextronics' sole obligation, and Customer's sole remedy, is for Flextronics, at its option, to promptly repair or replace such unit and return it to Customer freight collect. Customer shall return Products covered by the warranty freight pre-paid after completing a failure report and obtaining a return material authorization number from Flextronics to be displayed on the shipping container.




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FLEXTRONICS MAKES NO OTHER WARRANTIES OR CONDITIONS ON THE PRODUCTS, EXPRESS,
IMPLIED, STATUTORY, OR IN ANY OTHER PROVISION OF THIS AGREEMENT OR COMMUNICATION WITH CUSTOMER, AND FLEXTRONICS SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OR CONDITION OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

7.0      PAYMENT TERMS, ADDITIONAL COSTS AND PRICE CHANGES

7.1 Price and Payment Terms. The price for Products to be manufactured will be set from time to time through purchase orders issued by Customer and accepted by Flextronics. All prices quoted are exclusive of local excise, sales, use and similar taxes, and any duties, and Customer shall be responsible for all such items. Payment for any Products, services or other costs to be paid by Customer hereunder is due thirty (30) days net from the date of invoice and shall be made in lawful UK currency. If Customer is late with payments, or Flextronics has reasonable cause to believe Customer may not be able to pay, Flextronics may require prepayment or delay shipments or suspend work until confirmation of payment satisfactory to Flextronics is received.

7.2 Letter of Credit. Upon Flextronics request at any time during the term of this Agreement, Customer agrees to obtain and maintain as stand-by letter of credit (LOC) to minimise the financial risk to Flextronics for its performance of Work under this Agreement. The LOC shall be for a minimum period of time of six (6) months and shall be for the total amount which is equal to the total value of the risks associated with Inventory. Special Inventory, and the accounts receivable


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from Customer, which risks are calculated as set forth in Exhibit 7.2. The calculation shall be based upon the forecast provided by the Customer pursuant to Section 2.1. The draw-down procedures under the LOC shall be determined solely by Flextronics. Flextronics will, in good faith, review Customer's creditworthiness periodically and may provide more favorable terms once it feels it is prudent to do so. Customer agrees to provide all necessary financial information required for Flextronics to make proper assessment of creditworthiness.

7.3 Supplementary Invoices. Flextronics reserves the right to raise an invoice in respect of components, materials and supplies purchased to date, including but not limited to Long Lead Time Components, Economic Order Inventory, Minimum Order Inventory, Long Order Coverage Components and Consigned Stock, in addition to raising an invoice for any other costs and expenses reasonably incurred by Flextronics in anticipation of the supply of future orders. All such invoices are payable within 30 days from the date of the invoice and shall be paid by Bankers wire transfer in lawful US currency. Interest shall be applied on any late payments at the rate of 1.5% of the invoiced value or part thereof delayed.

7.4 Additional Costs. Customer is responsible for (a) any expediting charges reasonably necessary because of a change in Customer's requirements which charges are preapproved, (b) any overtime or downtime charges incurred as a result of delays in the normal production or interruption in the workflow process and caused by: (1) Customer's change in the Specifications; or (2) Customer's failure to provide sufficient quantities or a reasonable quality level of consigned materials where applicable to sustain the production schedule. Customer caused delays as a result of consigned inventory will result in a special charge to the Customer of 1.5% of the sales price of the Product for each month, or part thereof, delayed.






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7.5 Price Changes. The price of Products to Customer may be increased by
Flextronics if (a) the market price of fuels, materials, raw materials, equipment, labor and other production costs, increase beyond normal variations in pricing as demonstrated by Flextronics, and (b) the parties agree to the increase after good faith negotiation.

7.6 Cost Reductions. Flextronics agrees to seek ways to reduce the cost of manufacturing Products by methods such as elimination of components, obtaining alternate sources of materials, redefinition of assembly or test methods. Upon implementation of such ways which have been initiated by Flextronics, Flextronics will receive fifty percent of the demonstrated cost reduction. Customer will receive one hundred Percent of the demonstrated cost reduction upon implementation of such ways initiated by Customer.

8.0      TERM AND TERMINATION

8.1 Term. The term of this Agreement shall commence on the date hereof above and shall continue thereafter until terminated as provided in Section 8.2 or 10.9.

8.2 Termination. This Agreement may be terminated by either party (a) for any reason, with or without cause, upon Sixty (60) days written notice to the other party, or (b) if the other party defaults in any payment to the terminating party and such default continues without cure for a period of fifteen (15) days after delivery of written notice thereof by the terminating party to the other party,


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or (c) if the other party defaults in the performance of any other material term or condition of this Agreement and such default continues unremedied for a period of thirty (30) days after delivery of written notice thereof by the terminating party. Termination of this Agreement shall not affect the obligations of either party which exist as of the date of termination. Upon termination for any reason whatsoever, Customer shall be responsible for the finished Products, Inventory, and Special Inventory in existence at the date of termination in the same manner as for cancellation as set forth in section 3.3. Notwithstanding termination of this Agreement, Sections 6.2, 9.0, and 10.1 shall survive said termination. Upon termination, Flextronics shall raise an invoice in respect of components, materials and supplies purchased to date, including but not limited to Long Lead Time Components, Economic Order Inventory, Minimum Order Inventory, Long Order Coverage Components and Consigned Stock, in addition to raising an invoice for any other costs and expenses reasonably incurred by Flextronics in anticipation of the supply of future orders. All such invoices are payable within 30 days from the date of the invoice and shall be paid by Bankers wire transfer in lawful US currency. Interest shall be applied on any late payments at the rate of 1.5% of the invoiced value or part thereof delayed.

9.0      LIABILITY LIMITATION

9.1 Patents, Copyrights, Trade Secrets, Other Proprietary Rights. Customer shall defend, indemnify and hold harmless Flextronics from all claims, costs, damages, judgments and attorney's fees resulting from or arising out of any alleged and/or actual infringement or other violation of any patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, trade secrets, proprietary rights and processes or other such rights in connection with the performance by Flextronics of its obligations under this Agreement. Flextronics shall promptly notify Customer in writing of the initiation of any such claims.


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THE FOREGOING STATES THE ENTIRE LIABILITY OF THE PARTIES TO EACH OTHER
CONCERNING INFRINGEMENT OF PATENT, COPYRIGHT, TRADE SECRET OR OTHER INTELLECTUAL PROPERTY RIGHTS.

9.2 Product Liability. Customer agrees that, if notified promptly in writing and given sole control of the defense and all related settlement negotiations, it will defend Flextronics from any claim or action and will hold Flextronics harmless from any loss, damage or injury, including death, which arises from any alleged defect in design, workmanship or materials of any Products. Customer shall, if requested by Flextronics, name Flextronics as an additional insured under Customer's product liability policies for any Products.

9.3 No Other Liability. EXCEPT FOR THE EXPRESS WARRANTIES CREATED UNDER THIS AGREEMENT, IN NO EVENT SHALL FLEXTRONICS BE LIABLE TO CUSTOMER FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OF ANY KIND OR NATURE ARISING OUT OF THIS AGREEMENT OR THE SALE OF PRODUCTS BY CUSTOMER, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT (INCLUDING THE POSSIBILITY OF NEGLIGENCE OR STRICT LIABILITY), OR OTHERWISE, EVEN IF FLEXTRONICS HAS BEEN WARNED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE, AND EVEN IF ANY OF THE LIMITED REMEDIES IN THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE.





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10.0 MISCELLANEOUS

10.1 Confidentiality. All written information and data exchanged between the parties for the purpose of enabling Flextronics to manufacture and deliver Products under this Agreement that is marked "Confidential" or the like, shall be deemed to be Confidential Information. The party which receives such Confidential Information agrees not to disclose it directly or indirectly to any third party without the prior written consent of the disclosing party. Confidential Information disclosed pursuant to this Agreement shall maintain confidential for a period of three (3) years after the disclosure thereof.

10.2 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the transactions contemplated hereby and supersedes all prior agreements and understandings between the parties relating to such transactions. Customer shall hold the existence and terms of this Agreement confidential, unless it obtains Flextronics' express written consent otherwise. In all respects, this Agreement shall govern, and any other documents including, without limitation, preprinted term and conditions on Customer's purchase orders shall be of no effect.

10.3 Amendments. This Agreement may be amended only by written consent of both parties.

10.4 Independent Contractor. Neither party shall, for any purpose, be deemed to be an agent of the other party and the relationship between the parties shall only be that of independent contractors. Neither party shall have any right or authority to assume or create any obligations or to make any representations or warranties on behalf of any other party, whether express or implied, or to bind the other party in any respect whatsoever.


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10.5 Expense. In the event a dispute between the parties hereunder with respect to this Agreement must be resolved by litigation or other proceeding or a party must engage an attorney to enforce its right hereunder, the prevailing party shall be entitled to receive reimbursement for all associated reasonable costs and expenses (including, without limitation, attorneys fees) from the other party.

10.6 Security Interest. Until the purchase price and all other charges payable to Flextronics hereunder have been received in full, Flextronics hereby retains and Customer hereby grants to Flextronics a security interest in the Products delivered to Customer and any proceeds therefrom. Customer agrees to Promptly execute any documents requested by Flextronics to perfect and protect such security interest.

10.7 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California excluding its choice of law principles. The parties consent to the exclusive jurisdiction of the state and Federal courts in Santa Clara County, California.

10.8 Successors, Assignment. This Agreements shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives. Neither party shall have the right to assign or otherwise transfer its rights or obligations under this Agreement except with the prior written consent of the other party, not to be unreasonably withheld.


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10.9 Force Majeure. In the event that either party is prevented from performing or is unable to perform any of its obligations under this Agreement (other than a payment obligation) due to any Act of God, fire, casualty, flood, earthquake, war, strike, lockout, epidemic, destruction of production facilities, riot, insurrection, material unavailability, or any other cause beyond the reasonable control of the party invoking this section, and if such party shall have used its best efforts to mitigate its effects, such party shall give prompt written notice to the other party, its performance shall be excused, and the time for performance shall be extended for the period of delay or inability to perform due to such occurrences. Regardless of the excuse of Force Majeure, if such party is not able to perform within ninety (90) days after such event, the other party may terminate the Agreement. Termination of this Agreement shall not affect the obligations of either party which exist as of the date of termination.



ACCEPTED AND AGREED TO:

CUSTOMER:                                       FLEXTRONICS INTERNATIONAL UK LTD

          Darran H. Evans                                 [Illegible Name]
----------------------------------------        --------------------------------
By:   /s/ Darran H. Evans                       By:       [Illegible Signature]
   -------------------------------------           -----------------------------
Title:    CEO, Web 2U Ltd.                      Title:    Finance Director
       ---------------------------------              --------------------------